Exhibit 99.2

News from Arch Coal, Inc.
Arch Coal Confirms New CFO, Elects Chief Accounting Officer and
Names New Controller
     ST. LOUIS (April 24, 2008) — The board of directors of Arch Coal, Inc. (NYSE:ACI) today, as planned, elected John T. Drexler as senior vice president and chief financial officer, effective April 30.
     Additionally, Arch’s board of directors elected John W. Lorson as vice president and chief accounting officer. Lorson will be responsible for overseeing all aspects of Arch’s accounting functions and for ensuring adherence to the highest level of accounting and ethical standards. As Lorson’s successor, Gregory A. Szczepan has been named corporate controller. Szczepan will be responsible for managing day-to-day accounting activities and supervising accounting personnel. Both promotions are effective April 30.
     Lorson has served as the corporation’s controller since 1999. He joined Arch’s predecessor company, Arch Mineral Corporation, in 1987 and has worked in a variety of accounting, auditing and corporate planning functions during the past 21 years. Before joining Arch, Lorson was an auditor with PricewaterhouseCoopers. He earned a Bachelor of Science degree in business administration at the University of Missouri-St. Louis and is a certified public accountant. Lorson will report to Drexler.
     Szczepan has served as Arch’s assistant controller since joining the company in 2005. Prior to joining Arch Coal, he was corporate controller at ALTO U.S. Inc. and served as plant controller at Smurfit-Stone. Szczepan began his career as an auditor with Ernst & Young. He earned a bachelor’s degree in accounting at Saint Louis University and is a certified public accountant. Szczepan will continue to report to Lorson.
     St. Louis-based Arch Coal is one of the nation’s largest coal producers, with revenues of $2.4 billion in 2007. The company’s core business is providing U.S. power generators with cleaner-burning, low-sulfur coal for electric generation. Through its subsidiary operations, Arch provides the fuel for approximately 6 percent of the electricity generated in the United States.
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